UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.       )

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☐ Preliminary Proxy Statement
☐ Confidential for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under §240.14a-12

Crown Crafts, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☒ No fee required.
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CROWN CRAFTS, INC.
916 South Burnside Avenue
Gonzales, Louisiana 70737
(225) 647-9100

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 9, 2011

To the Stockholders of Crown Crafts, Inc.:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Crown Crafts, Inc. will be held at our executive offices, located at 916 South Burnside Avenue, Third Floor, Gonzales, Louisiana, on August 9, 2011, at 10:00 a.m., Central Daylight Time, for the following purposes:

(i)	to elect two members to the board of directors to hold office for a three-year term;

(ii)	to ratify the appointment of KPMG LLP as our independent auditor for the fiscal year ending April 1, 2012;

(iii)
to approve an amendment to the Company’s amended and restated certificate of incorporation to decrease the number of shares of our authorized capital stock (A) from 75,000,000 shares, divided into 74,000,000 shares of common stock consisting of 73,500,000 shares of Series A common stock, 327,940 shares of Series B common stock and 172,060 shares of Series C common stock, and 1,000,000 shares of preferred stock, (B) to 40,000,000 shares of stock, all of which will be shares of Series A common stock; and

(iv)	to transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

These items of business are described in the attached proxy statement.  The board of directors has fixed June 10, 2011 as the record date to determine the stockholders entitled to notice of and to vote at the annual meeting.  Only those stockholders of record of Crown Crafts Series A common stock as of the close of business on that date will be entitled to vote at the annual meeting or at any adjournment or postponement thereof.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED.  WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE URGE YOU TO VOTE AND SUBMIT THE PROXY CARD PROVIDED WITH THIS PROXY STATEMENT BY INTERNET, TELEPHONE OR MAIL TO ENSURE THE PRESENCE OF A QUORUM.  IF YOU LATER DESIRE TO REVOKE OR CHANGE YOUR PROXY FOR ANY REASON, YOU MAY DO SO AT ANY TIME BEFORE THE VOTING BY DELIVERING TO US A WRITTEN NOTICE OF REVOCATION OR A DULY EXECUTED PROXY CARD BEARING A LATER DATE OR BY ATTENDING THE ANNUAL MEETING AND VOTING IN PERSON.  IF YOU HOLD YOUR SHARES THROUGH AN ACCOUNT WITH A BROKERAGE FIRM, BANK OR OTHER NOMINEE, PLEASE FOLLOW THE INSTRUCTIONS YOU RECEIVE FROM THEM TO VOTE YOUR SHARES.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING TO BE HELD ON AUGUST 9, 2011

This notice, the attached proxy statement, a form of proxy card and our Annual Report for the fiscal year ended April 3, 2011 are available free of charge at https://materials.proxyvote.com/228309.

TO OBTAIN DIRECTIONS TO ATTEND THE ANNUAL MEETING AND VOTE IN PERSON, PLEASE CONTACT OUR CORPORATE SECRETARY AT (225) 647-9100.

By Order of the Board of Directors, Amy Vidrine Samson Vice President, Chief Accounting Officer and Secretary

Gonzales, Louisiana
July 18, 2011

2

TABLE OF CONTENTS

Page
Proxy Solicitation	1
Voting Information	1
Record Date	1
Quorum and Vote Required	2
Voting Your Shares	2
Settlement of Wynnefield Proxy Contest	3
Revoking a Proxy	3
Abstentions and Broker Non-Votes	3
Solicitation of Proxies	4
Other Business	4
Assistance	4
Corporate Governance	5
Board of Directors	5
Director Independence	5
Code of Business Conduct and Ethics; Code of Conduct for Directors	5
Board Committees and Meetings	5
Identifying and Evaluating Nominees	7
Board Leadership Structure	8
Role in Risk Oversight	9
Certain Relationships and Related Transactions	9
Compensation Committee Interlocks and Insider Participation	9
Communication with the Board and its Committees	9
Proposal 1 – Election of Directors	10
Election of Directors	10
Recommendation of the Board of Directors	10
Class III Nominees	10
Continuing Directors	11
Director Qualifications	12
Executive Compensation	13
Executive Officers	13
Compensation Discussion and Analysis	13
Compensation Philosophy and Objectives	14
Methodology for Establishing Compensation	14
The Elements of Compensation	15
Evaluation of Executive Officer Compensation and Executive Performance	17
Summary Compensation Table	18
Employment, Severance and Compensation Arrangements	19
Outstanding Equity Awards at Fiscal Year-End	21
Option Exercises and Stock Vested	21
Potential Payments Upon Termination or Change in Control	22
Director Compensation	25
Audit Committee Disclosure	27
Report of the Audit Committee	27
Proposal 2 – Ratification of Appointment of Independent Auditor	28
Recommendation of the Board of Directors	28
Principal Accountant Fees and Services	28
Pre-Approval Policies and Procedures	29
Proposal 3 – Amendment of Amended and Restated Certificate of Incorporation
to Decrease Authorized Shares of Capital Stock	30
Background	30
Proposed Amendment	30
Recommendation of the Board of Directors	31
Security Ownership of Certain Beneficial Owners and Management	32
Section 16(a) Beneficial Ownership Reporting Compliance	33
Other Matters	33
Incorporation by Reference	33
Additional Information	33
Where You Can Find More Information	33
Stockholder Proposals	34
Householding of Proxy Materials	34

i

CROWN CRAFTS, INC.
916 South Burnside Avenue
Gonzales, Louisiana 70737

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 9, 2011

PROXY SOLICITATION

This proxy statement and the accompanying form of proxy (which were first sent or given to stockholders on or about July 18, 2011) are furnished to stockholders of Crown Crafts, Inc. (“Crown Crafts” or the “Company”) in connection with the solicitation by and on behalf of the board of directors of the Company of proxies for use at the annual meeting of the Company’s stockholders to be held at the Company’s executive offices, located at 916 South Burnside Avenue, Third Floor, Gonzales, Louisiana, on August 9, 2011, at 10:00 a.m., Central Daylight Time, and any adjournment or postponement thereof.

The annual meeting is being held for the following purposes:

(i)	to elect two members to the board of directors to hold office for a three-year term;

(ii)	to ratify the appointment of KPMG LLP as the independent auditor of the Company for the fiscal year ending April 1, 2012;

(iii)
to approve an amendment to the Company’s amended and restated certificate of incorporation to decrease the number of shares of our authorized capital stock (A) from 75,000,000 shares, divided into 74,000,000 shares of common stock consisting of 73,500,000 shares of Series A common stock, 327,940 shares of Series B common stock and 172,060 shares of Series C common stock, and 1,000,000 shares of preferred stock, (B) to 40,000,000 shares of stock, all of which will be shares of Series A common stock; and

(iv)	to transact any other business as may properly come before the annual meeting or any adjournment or postponement thereof.

VOTING INFORMATION

Record Date

Only holders of record of Crown Crafts Series A common stock at the close of business on the record date, June 10, 2011, are entitled to notice of and to vote at the annual meeting.  As of the record date, there were 9,625,323 shares of Crown Crafts Series A common stock outstanding and entitled to vote at the annual meeting, held by approximately 278 holders of record.  A list of the Company’s stockholders will be available for review at the Company’s executive offices during regular business hours for a period of ten days before the annual meeting.  Each holder of Crown Crafts Series A common stock is entitled to one vote for each share of Crown Crafts Series A common stock he or she owned as of the record date.

Quorum and Vote Required

A quorum of stockholders is necessary to transact business at the annual meeting.  The presence, in person or by proxy, of shares of Crown Crafts Series A common stock representing a majority of the shares of Crown Crafts Series A common stock outstanding and entitled to vote on the record date is necessary to constitute a quorum at the annual meeting.  Abstentions and broker “non-votes,” discussed below, count as present for establishing a quorum.

Directors are elected by a plurality of the votes cast, meaning that the two Class III nominees receiving the most properly cast votes will be elected as Class III directors.  The affirmative vote of the holders of a majority of the shares of the Company’s Series A common stock present or represented by proxy at the annual meeting and entitled to vote is required to ratify the appointment of KPMG LLP, while the affirmative vote of a majority of the outstanding shares of the Company’s Series A common stock entitled to vote is required to approve the amendment of the Company’s amended and restated certificate of incorporation.  Cumulative voting is not permitted.  If a quorum is not present at the annual meeting, then it is expected that the annual meeting will be adjourned or postponed to solicit additional proxies.

As of the record date, the Company’s directors and executive officers as a group beneficially owned and were entitled to vote approximately 1,219,349 shares of Crown Crafts Series A common stock, or approximately 12.7% of the outstanding shares of Crown Crafts Series A common stock on that date.  This amount excludes approximately 27,482 shares of the Crown Crafts Series A common stock held by members of the immediate families of certain officers and directors of Crown Crafts with respect to which such officers and directors disclaim beneficial ownership.

Voting Your Shares

You may vote by proxy or in person at the annual meeting.

Voting in Person.  If you plan to attend the annual meeting and wish to vote in person, you will be given a ballot at the annual meeting.  Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the annual meeting, you must bring to the annual meeting a proxy from the record holder of the shares authorizing you to vote at the annual meeting.

Voting by Proxy.  You should vote your proxy on the enclosed proxy card even if you plan to attend the annual meeting.  You can always change your vote at the annual meeting.  Unless you change your vote at the annual meeting, your latest dated vote before the annual meeting will be the vote counted.  Voting instructions are included on your proxy card.  If you properly grant your proxy and submit it to the Company in time to vote, one of the individuals named as your proxy will vote your shares as you have directed.  If no instructions are indicated on a properly executed proxy card or voting instruction, the shares will be voted “for” the election of all of the director nominees, “for” the ratification of the appointment of the Company’s independent auditor and “for” the amendment of our amended and restated certificate of incorporation.  If other matters properly come before the annual meeting, the shares represented by proxies will be voted, or not voted, by the individuals named in the proxies in their discretion.

You may submit your proxy through the mail by completing your proxy card and signing, dating and returning it in the enclosed, pre-addressed, postage-paid envelope.  To be valid, a returned proxy card must be properly signed and dated.  You may also deliver your voting instructions by telephone or over the Internet.  Instructions for voting by telephone or over the Internet may be found on your proxy card.

If you are not the record holder of your shares, you must provide the record holder of your shares with instructions on how to vote your shares.  If your shares are held by a bank, broker or other nominee, that bank, broker or nominee may allow you to deliver your voting instructions by telephone.  If your shares are held by a broker, you may also be allowed to deliver your voting instructions over the Internet.  Stockholders whose shares are held by a bank, broker or other nominee should refer to the voting instruction card forwarded to them by that bank, broker or other nominee holding their shares.

Settlement of Wynnefield Proxy Contest

A Crown Crafts stockholder, Wynnefield Partners Small Cap Value, L.P. (together with its affiliates, Wynnefield Small Cap Value Offshore Fund, Ltd., Wynnefield Partners Small Cap Value, L.P. I, Wynnefield Capital Management, LLC, Wynnefield Capital, Inc., Channel Partnership II, L.P., Wynnefield Capital, Inc. Profit Sharing & Money Purchase Plan, Nelson Obus and Joshua Landes, “Wynnefield”), previously advised the Company of its intention to nominate and solicit proxies for one nominee in opposition to the board’s recommended director nominees.  As reported in a Schedule 13D report of beneficial ownership filed with the Securities and Exchange Commission (the “SEC”) by Wynnefield on June 1, 2011 and subsequent preliminary proxy statement filings made by Wynnefield, Wynnefield intended to nominate Patricia Stensrud for election to the Company’s board of directors at the annual meeting.

Pursuant to a Settlement Agreement dated July 14, 2011 by and among the Company and Wynnefield (the “2011 Wynnefield Agreement”), the Company agreed to nominate Ms. Stensrud for election as a Class III director at the annual meeting and Wynnefield agreed to (i) cease efforts related to its own proxy solicitation in connection with the annual meeting and (ii) vote its shares of Crown Crafts Series A common stock at the annual meeting in favor of the Company’s nominees named in this proxy statement.  As of the record date, Wynnefield beneficially owned in the aggregate 1,573,573 shares of Crown Crafts Series A common stock.  As part of the settlement, Joseph Kling, whose term expires at the annual meeting, is not being re-nominated to the board as a Class III director.

Revoking a Proxy

You may revoke your proxy at any time before it is voted at the annual meeting by (i) delivering to the secretary of Crown Crafts a signed notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked, (ii) granting a new proxy, relating to the same shares and bearing a later date, or (iii) attending the annual meeting and voting in person.

Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to Crown Crafts, Inc., P.O. Box 1028, Gonzales, Louisiana 70707, Attn.: Corporate Secretary.

If your shares are held in the name of a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or other nominee.  You must contact your broker, bank or other nominee to find out how to do so.

Abstentions and Broker Non-Votes

Shares of Crown Crafts Series A common stock held by persons attending the annual meeting but not voting, and shares of Crown Crafts Series A common stock for which the Company has received proxies but with respect to which holders of those shares have abstained from voting, will be counted as present at the annual meeting for purposes of determining the presence or absence of a quorum for the transaction of business at the annual meeting.  Because directors are elected by a plurality of votes cast, abstentions will not be counted in determining which nominees received the greatest number of votes cast.

Brokers are prohibited in certain circumstances from exercising discretionary authority for beneficial owners who have not returned proxies to the brokers (so-called “broker non-votes”).  In these circumstances, and in circumstances where the stockholder abstains from voting on a matter, those shares will be counted for the purpose of determining if a quorum is present.  Such shares will also have the same effect as a vote against the proposal, other than the election of directors, in which case such shares will not be included in the vote totals with respect to the election of directors and, therefore, will have no effect on that vote.

Under the rules that govern brokers, brokers do not have discretionary authority to vote on the election of directors or on the amendment of our amended and restated certificate of incorporation; however, brokers do have discretionary authority to vote on the ratification of our independent auditor.  All votes will be tabulated by the inspector of elections for the annual meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Solicitation of Proxies

Crown Crafts will bear the costs of printing and mailing this proxy statement, as well as all other costs incurred on behalf of the Company’s board of directors in connection with its solicitation of proxies from the holders of Crown Crafts Series A common stock.  The Company has retained Georgeson Inc. to assist the Company and its board of directors in the solicitation of proxies and in the distribution of proxies and accompanying materials to brokerage houses and institutions for a fee of $7,500, plus service fees and expenses.  The Company has agreed to indemnify Georgeson against certain liabilities arising out of or in connection with its engagement.

In addition, directors, officers and employees of Crown Crafts and its subsidiaries may solicit proxies by mail, personal interview, telephone, e-mail or facsimile transmission without additional compensation.  The Company may also solicit proxies through press releases and postings on its website at www.crowncrafts.com.  Arrangements will be made with brokerage houses, voting trustees, banks, associations and other custodians, nominees and fiduciaries, who are record holders of the Company’s Series A common stock not beneficially owned by them, for forwarding these proxy materials to, and obtaining proxies from, the beneficial owners of such stock entitled to vote at the annual meeting.  Crown Crafts will reimburse these persons for their reasonable expenses incurred in doing so.

Other Business

The Company does not expect that any matter other than the proposals presented in this proxy statement will be brought before the annual meeting.  However, if other matters are properly presented at the annual meeting or any adjournment or postponement of the annual meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

Assistance

If you need assistance in completing your proxy card or have questions regarding the annual meeting, please contact Amy Vidrine Samson at (225) 647-9100 or write to Ms. Samson at the following address:  P.O. Box 1028, Gonzales, Louisiana 70707.

CORPORATE GOVERNANCE

Our board of directors is committed to maintaining sound and effective corporate governance principles and believes that strong corporate governance is critical to achieving our performance goals and to maintaining the trust and confidence of stockholders, employees, suppliers, customers and regulatory agencies.  The board regularly reviews the Company’s corporate governance practices in light of proposed and adopted laws and regulations, the practices of other leading companies, the recommendations of various corporate governance authorities and the expectations of our stockholders.

Board of Directors

The board of directors is responsible for establishing broad corporate policies of the Company, monitoring the Company’s overall performance and ensuring that the Company’s activities are conducted in a responsible and ethical manner.  However, in accordance with well-established corporate legal principles, the board of directors is not involved in the Company’s day-to-day operating matters.  Members of the board are kept informed about the Company’s business by participating in board and committee meetings, by reviewing analyses and reports provided to them by the Company and through discussions with the chairman of the board, the lead director and officers of the Company.

Director Independence

Each non-employee member of the board is “independent,” as defined for purposes of the rules of the SEC and the listing standards of The NASDAQ Stock Market LLC (“NASDAQ”).  For a director to be considered independent, the board must determine that the director does not have a relationship with the Company that would interfere with the exercise of his or her independent judgment in carrying out his or her responsibilities of a director.  In making this determination, the board will consider all relevant facts and circumstances, including any transactions or relationships between the director and the Company or its subsidiaries.

Code of Business Conduct and Ethics; Code of Conduct for Directors

The Company has adopted a Code of Business Conduct and Ethics that is applicable to all directors and employees, including the Company’s chief executive officer and chief financial officer.  The Code of Business Conduct and Ethics covers such topics as conflicts of interest, insider trading, competition and fair dealing, discrimination and harassment, health and safety, confidentiality, payments to governmental personnel and compliance procedures.  The Code of Business Conduct and Ethics is posted on the Company’s website at www.crowncrafts.com.  In addition, the Company has also adopted a Code of Conduct for Directors, which is also posted on the Company’s website at www.crowncrafts.com.

Board Committees and Meetings

During fiscal year 2011, the Company’s board of directors had the following standing committees: audit committee; compensation committee; nominating and corporate governance committee; and capital committee.  Committee membership and the responsibilities assigned by the board of directors to each of these committees are briefly described below.

The board of directors met 12 times during fiscal year 2011.  Each director attended at least 91% of the total number of meetings of the board and committees of which he was a member during fiscal year 2011.  Six directors attended the Company’s annual meeting held in 2010, and all members of the board have been requested to attend the 2011 annual meeting.  Although the Company has no formal policy with respect to board members’ attendance at the Company’s annual meeting of stockholders, it is customary for all board members to attend.

Audit Committee

The audit committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is currently comprised of three members, none of whom is a current or former employee of the Company or any of its subsidiaries and all of whom are, in the opinion of the board, free from any relationship that would interfere with the exercise of their independent judgment in the discharge of the audit committee’s duties.  See “Audit Committee Disclosure – Report of the Audit Committee.”  The current members of the audit committee are Donald Ratajczak (Chairman), Jon C. Biro and Joseph Kling.  The audit committee has adopted a formal, written charter, which has been approved by the full board and which specifies the scope of the audit committee’s responsibilities and how it should carry them out.  The complete text of the audit committee charter is available on the Company’s website at www.crowncrafts.com.

The audit committee represents the board in discharging its responsibility relating to the accounting, reporting and financial practices of the Company and its subsidiaries.  Its primary functions include monitoring the integrity of the Company’s financial statements and system of internal controls and the Company’s compliance with regulatory and legal requirements; monitoring the independence, qualifications and performance of the Company’s independent auditor; and providing a line of communication among the independent auditor, management and the board.  The audit committee met four times during fiscal year 2011.  Executive sessions were held with the Company’s independent auditor at each of these meetings.

Compensation Committee

The compensation committee is currently comprised of three directors, Zenon S. Nie (Chairman), Melvin L. Keating and Sidney Kirschner, none of whom is a current or former employee of the Company or any of its subsidiaries and all of whom are, in the opinion of the board, free from any relationship that would interfere with the exercise of their independent judgment in the discharge of the compensation committee’s duties.  The compensation committee has adopted a formal, written charter, which has been approved by the full board and which specifies the scope of the compensation committee’s responsibilities and how it should carry them out.  The complete text of the compensation committee charter is available on the Company’s website at www.crowncrafts.com.  The duties of the compensation committee are generally to establish the compensation for the Company’s executive officers and to act on such other matters relating to compensation as it deems appropriate, including an annual evaluation of the Company’s chief executive officer and the design and oversight of all compensation and benefit programs in which the Company’s employees and officers are eligible to participate.  The compensation committee met five times during fiscal year 2011.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is currently comprised of three directors, Zenon S. Nie (Chairman), Jon C. Biro and Donald Ratajczak, none of whom is a current or former employee of the Company or any of its subsidiaries and all of whom are, in the opinion of the board, free from any relationship that would interfere with the exercise of their independent judgment in the discharge of the nominating and corporate governance committee’s duties.  The nominating and corporate governance committee has adopted a formal, written charter, which has been approved by the full board and which specifies the scope of the nominating and corporate governance committee’s responsibilities and how it should carry them out.  The complete text of the nominating and corporate governance committee charter is available on the Company’s website at www.crowncrafts.com.  The nominating and corporate governance committee met seven times during fiscal year 2011.

The nominating and corporate governance committee has the general responsibility for overseeing the Company’s corporate governance practices and for identifying, reviewing and recommending to the board individuals to be nominated for election to the board.  The nominating and corporate governance committee will also consider any director candidate proposed in good faith by a stockholder of the Company.  To do so, a stockholder should send the director candidate’s name, credentials, contact information and his or her consent to be considered as a candidate to the corporate secretary of the Company.  The proposing stockholder should also include his or her contact information and a statement of his or her share ownership (how many shares of the Company owned and for how long), as well as any other information required by the Company’s bylaws.

Capital Committee

The capital committee is currently comprised of four directors, Melvin L. Keating (Chairman), E. Randall Chestnut, Sidney Kirschner and Joseph Kling.  With the exception of Mr. Chestnut, none of the directors is a current or former employee of the Company or any of its subsidiaries and such directors, in the opinion of the board, are free from any relationship that would interfere with the exercise of their independent judgment in the discharge of the capital committee’s duties.  The capital committee is responsible for overseeing and making recommendations with respect to certain capital market transactions, including stock repurchases and dividend payments.  The capital committee met twice during fiscal year 2011.

Identifying and Evaluating Nominees

With respect to the nomination process, the nominating and corporate governance committee reviews the composition and size of the board to ensure that it has the proper expertise and independence; determines the criteria for the selection of board members and board committee members; establishes criteria for qualifications as independent directors, consistent with applicable laws and listing standards; maintains a file of suitable candidates for consideration as nominees to the board; reviews board candidates recommended by stockholders in compliance with all director nomination procedures for stockholders; and recommends to the board the slate of nominees of directors to be elected by the stockholders and any directors to be elected by the board to fill vacancies.

The nominating and corporate governance committee will evaluate candidates for election to the board based on their financial literacy, business acumen and experience, independence, and willingness, ability and availability for service.  This may include consideration of factors such as the following:

•
whether the potential nominee has leadership, strategic or policy-setting experience in a complex organization, including not only a corporate organization but also any governmental, educational or other non-profit organization;

•
whether the potential nominee has experience and expertise that is relevant to the Company’s business, including any specialized business experience, technical expertise or industry expertise, and whether the potential nominee has knowledge regarding issues affecting the Company;

•	whether the potential nominee is highly accomplished in his or her respective field;

•	whether the potential nominee has high ethical character and a reputation for honesty, integrity and sound business judgment;

•
whether the potential nominee is free of any conflict of interest or the appearance of any conflict of interest and whether he or she is willing and able to represent the interests of all stockholders;

•	any factor affecting the ability or willingness of the potential nominee to devote sufficient time to the board’s activities and to enhance his or her understanding of the Company’s business; and

•	how the potential nominee would contribute to diversity, with a view toward the needs of the board of directors as a whole.

Additionally, with respect to an incumbent director whom the nominating and corporate governance committee is considering as a potential nominee for re-election, the committee will review and consider the incumbent director’s service during his or her term, including the number of meetings attended, level of participation and overall contribution to the Company.  The manner in which the committee evaluates a potential nominee will not differ based on whether the potential nominee is recommended by a stockholder.

The nominating and corporate governance committee has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees, although the committee and the board are committed to a diversified membership.  When identifying and recommending director nominees, the members of the committee generally view diversity expansively to include, without limitation, concepts such as race, gender, national origin, differences of viewpoint and perspective, professional experience, education, skill and other qualities or attributes that together contribute to the functioning of the board.

Board Leadership Structure

The board of directors believes that having a single leader serving as chairman and chief executive officer, together with an experienced and engaged lead director, is the most appropriate leadership structure for the board at this time.

Combining the roles of chairman and chief executive officer makes clear that the person serving in these roles has primary responsibility for managing the Company’s business, subject to the oversight and review of the board.  Under this structure, E. Randall Chestnut, the current chairman and chief executive officer, chairs board meetings, where the board discusses strategic and business issues.  The board believes that this approach is preferable because the chief executive officer is the individual with primary responsibility for implementing the Company’s strategy, directing the work of other officers and leading implementation of the Company’s strategic plans as approved by the board.  This structure creates a single leader who is directly accountable to the board and, through the board, to stockholders, and enables the chief executive officer to act as the key link between the board and other members of management.  In addition, Mr. Chestnut personally brings to the combined role of chairman and chief executive officer a long history with Crown Crafts.

Because the board also believes that strong, independent board leadership is a critical aspect of effective corporate governance, the board has established the position of lead director.  The lead director, who must be independent, is elected by the independent directors.  The lead director presides over executive sessions of the independent directors, consults with the chairman of the board, oversees the flow of information to the board and acts as liaison between the non-employee directors and management.  As the primary interface between the chief executive officer and the board, the lead director provides a valuable counterweight to the combined chairman and chief executive officer role.  The lead director also serves as a focal point for the independent directors, thereby enhancing and clarifying the board’s independence from management.  Zenon S. Nie currently serves as the lead director.

Role in Risk Oversight

As noted above, the Company’s business and affairs are managed under the direction of its board of directors.  This includes the board’s overseeing the type and amount of risk undertaken by the Company.  In discharging its oversight responsibilities, the board relies on a combination of the business experience of its members and the expertise and business experience of the Company’s officers and employees, as well as, from time to time, advice of various consultants and experts.  An appropriate balancing of risks and potential rewards with the long-term goals of the Company is, and historically has been, implicit in the decisions and policies of the board.  Because risk oversight is so thoroughly made a part of all board deliberations and discussions, no special provision has been made for that oversight in the board’s leadership structure, except in connection with the role of the audit committee, which has responsibility for overseeing the Company’s risk management programs and policies.

The audit committee focuses on financial reporting risk, oversees the entire audit function and evaluates the effectiveness of internal and external audit efforts.  It receives reports from management regularly regarding the Company’s assessment of risks and the adequacy and effectiveness of internal control systems.  The audit committee reports regularly to the full board and is required by its charter to discuss at least annually with management and the Company’s independent auditor the adequacy of the Company’s risk management programs and policies, including any recommendations the committee may have for improvements in those areas.

Certain Relationships and Related Transactions

The Company recognizes that transactions between the Company and any of its directors or executive officers can present potential or actual conflicts of interest.  Accordingly, as a general matter and in accordance with the Company’s Code of Business Conduct and Ethics, it is the Company’s preference to avoid such transactions.  Nevertheless, the Company recognizes that there are circumstances where such transactions may be in, or not inconsistent with, the best interests of the Company.  The Company and the audit committee review all relationships and transactions in which the Company and such related persons are participants on a case-by-case basis.  In performing such review, consideration is given to (i) the nature of the related person’s interest in the transaction, (ii) the material terms of the transaction, (iii) the significance of the transaction to the related person or the Company, and (iv) other matters deemed appropriate.

Crown Crafts Infant Products, Inc., a wholly-owned subsidiary of the Company (“CCIP”), employs Gary Freeman, who is the spouse of Nanci Freeman, the President and Chief Executive Officer of CCIP.  Mr. Freeman serves as Vice President – Warehousing and Distribution of CCIP.  Mr. Freeman’s base salary as of the end of fiscal year 2011 was $149,723, and he did not earn a bonus for fiscal year 2011.  The compensation paid to Mr. Freeman is commensurate with that of his peers.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended April 3, 2011, Messrs. Nie, Keating, Kirschner and Kling and Frederick G. Wasserman (whose term expired at the 2010 annual meeting of stockholders) served as members of the compensation committee.  None of them is or has been an officer or employee of the Company.

Communication with the Board and its Committees

 Any stockholder may communicate with the board by directing correspondence to the board, any of its committees or one or more individual members, in care of the corporate secretary, at Crown Crafts, Inc., P.O. Box 1028, Gonzales, Louisiana 70707.

PROPOSAL 1 – ELECTION OF DIRECTORS

Election of Directors

The Company has a classified board currently consisting of three Class I directors (E. Randall Chestnut, Jon C. Biro and Melvin L. Keating), two Class II directors (Sidney Kirschner and Zenon S. Nie) and two Class III directors (Donald Ratajczak and Joseph Kling).  At each annual meeting of stockholders, directors are duly elected for a full term of three years to succeed those directors whose terms are expiring.  The Class III directors currently serve until the 2011 annual meeting, and the Class II and Class I directors currently serve until the annual meetings of stockholders to be held in 2012 and 2013, respectively.

Pursuant to the Company’s bylaws, the board of directors has fixed its membership at seven directors.

At the 2011 annual meeting, two Class III directors will be elected to hold office until the 2014 annual meeting of stockholders.  The board of directors has nominated Donald Ratajczak and Patricia Stensrud as Class III nominees for election to the board of directors.  Each of the board’s nominees has consented to serve and be named in this proxy statement and will serve as a director, if elected, for his or her respective term and until his or her successor shall be elected and shall qualify, except as otherwise provided in the Company’s bylaws.

The proxy holder intends to vote “for” the election of the named nominees unless you have specifically indicated by proper proxy on the proxy card that your shares should be withheld from voting for any or all of these nominees.  If at the time of the annual meeting any nominee is unavailable or unwilling to serve as a director, the proxies will be voted for the remaining nominees and for any other person designated by the board of directors as a nominee.  Proxies cannot be voted at the annual meeting for a greater number of persons than the number of nominees named.

Recommendation of the Board of Directors

The board of directors recommends a vote FOR each of the Class III nominees discussed below.  Proxies will be voted FOR the election of these nominees unless otherwise specified.

Class III Nominees

The following persons are the nominees for Class III directorships with terms ending in 2014:

Name	Age	Director Service
Donald Ratajczak	68	2001 – present

Patricia Stensrud	63	---

Dr. Donald Ratajczak is a consulting economist and the former Chairman and Chief Executive Officer of Brainworks Ventures, Inc., an enterprise development company he founded in 2000.  He is also Regent’s Professor Emeritus of the Robinson College of Business at Georgia State University.  From 1997 to 2000, he was Regent’s Professor of Economics at Georgia State University, and from 1973 to 1997, he was a Professor or Associate Professor in that department.  He is also the founder, and from 1973 to 2000 was the Director, of the Economic Forecasting Center at Georgia State University.  He is a member of the Board of Directors of each of Ruby Tuesday, Inc., Assurance America Corporation and Citizens Bankshares Corporation.

Patricia Stensrud is currently President of A&H Manufacturing, a leading packaging company with operations in the United States, China and the United Kingdom.  In November 2010, she co-founded The SilkRoute Partnership, an advisory firm providing strategic business development expertise for luxury and lifestyle brands within the fashion, beauty and consumer product sectors. She is also the founder of Hudson River Partners LLC, established in 2003, in which Ms. Stensrud has served as principal and managing partner, focused on private real estate investment and advisory due diligence for various merger and acquisition initiatives.  From January 2005 until November 2005, she served as President of the Women’s Sportswear Division of Tommy Hilfiger USA, and prior to that was Chief Executive Officer of Victoria + Co, a division of Jones Apparel Group.  Ms. Stensrud also currently serves as an operating advisor for Verite Capital Partners, a senior advisor for Avalon Group Ltd. and an advisory board member of WalkStyles, Inc.  In addition, she is a member of Women Corporate Directors and the board president for the Girl Scouts Council of Greater New York.

Continuing Directors

The following persons are the Class I and Class II directors of the Company, with terms expiring as set forth below:

Director	Age	Director Service	Expiration of Current Term
E. Randall Chestnut (1)	63	1995 – present	2013
Jon C. Biro (1)	45	2010 – present	2013
Melvin L. Keating (1)	64	2010 – present	2013
Sidney Kirschner (2)(3)	76	2001 – present	2012
Zenon S. Nie (2)	60	2001 – present	2012
___________________

(1)	Class I director.

(2)	Class II director.

(3)
Mr. Kirschner did not serve on the Board from May 27, 2010 through August 16, 2010, having resigned at the request of Wynnefield pursuant to a Governance and Standstill Agreement between the Company and Wynnefield dated July 1, 2008.  He was subsequently reelected at the 2010 annual meeting of stockholders.

E. Randall Chestnut joined the Company in January 1995 as Vice President, Corporate Development.  Since then, he has been an executive of the Company, and in July 2001, he was elected President, Chief Executive Officer and Chairman of the Board.

Jon C. Biro is a certified public accountant and since January 2008 has been the Executive Vice President, Chief Financial and Accounting Officer, Treasurer and Secretary of Consolidated Graphics, Inc., a publicly traded company and a leading commercial printer with operations in the United States, Canada and the Czech Republic.  Prior to joining Consolidated Graphics, Mr. Biro held several executive positions with ICO, Inc., formerly a publicly traded company specializing in the manufacturing of specialty resins and concentrates, from October 1994 to January 2008.  Prior to his employment with ICO, Mr. Biro was employed by PriceWaterhouse LLP.

Melvin L. Keating is currently providing investment advice and other services to various private equity firms.  He was President and Chief Executive Officer of Alliance Semiconductor Corporation, a worldwide manufacturer and seller of semiconductors, from 2005 to 2008.  From 2004 to 2005, Mr. Keating served as Executive Vice President, Chief Financial Officer and Treasurer of Quovadx Inc., a healthcare software company.  Mr. Keating was employed as a Strategy Consultant for Warburg Pincus Equity Partners from 1997 to 2004 and also was President and Chief Executive Officer of Sunbelt Management Company, a private, European-owned real estate development firm, from 1995 to 1997.  From 1986 to 1995, Mr. Keating was Senior Vice President, Financial Administration, of Olympia & York Companies/Reichmann International, responsible for joint ventures, financial reporting and acquisitions.  Mr. Keating is also a director of Red Lion Hotels Corp., Bitstream Inc., Integral Systems, Inc. and API Technologies.

Sidney Kirschner is currently President and Chief Executive Officer of The Piedmont Heart Institute and Executive Vice President of Piedmont Healthcare.  Mr. Kirschner previously served as Head of School at the Alfred & Adele Davis Academy from 2007 to 2010 and as Chairman of the Board, President and Chief Executive Officer of Northside Hospital, Atlanta, Georgia, from 1992 to 2004.  From 1987 to 1992, he served as Chairman of the Board, Chief Executive Officer and President of National Service Industries, Inc., formerly a Fortune 500 company listed on the New York Stock Exchange.  Mr. Kirschner has served on the board of directors of numerous community organizations.  He is a member of the Board of Directors of Superior Uniform Group, Inc., Cleveland Group, Inc, Zyvax Corporation and Beaulieu Group, LLC.

Zenon S. Nie is Chairman of the Board, President and Chief Executive Officer of the CEO Advisory Board LLC, a management consulting firm he founded in 2000, and has been an operating partner in Tri-Artisan Partners since 2001.  From 1993 to 2000, he was Chairman of the Board, President, Chief Executive Officer and Chief Operating Officer of Simmons Company, a manufacturer and distributor of mattresses.  He is a member of the Board of Directors of Business Executives for National Security.

Director Qualifications

The directors believe that their combined business and professional experience and expertise makes them a valuable resource to management and qualifies them for service on the board.  Many of the Company’s current directors, including Messrs. Kirschner, Nie and Ratajczak, have served on the board since the reorganization of Crown Crafts in 2001.  Mr. Chestnut has been with the Company, including serving as a director, for over 15 years.  During their tenures, these directors and nominees have gained considerable institutional knowledge about the Company, its operations and its industry, which has made them effective directors.  Continuity of service and this development of institutional knowledge help make the Company’s board more efficient and effective at developing long-range plans than it would be if there were frequent turnover in board membership.

As noted above, Mr. Chestnut is the Company’s longest-tenured director.  His perspective with respect to the Company’s progress and past challenges as both a director and an officer of the Company is essential when the board is evaluating issues and risks facing the Company.  His knowledge and understanding of the industry and its key players, including suppliers and customers, make Mr. Chestnut an invaluable resource for the board.

Mr. Kirschner brings to the Company a valuable understanding of its opportunities and the challenges it faces.  During a successful and varied career, he has held top executive officer positions with a former Fortune 500 company and has served on the boards of other successful companies, including companies in the textile and manufacturing industries.

Mr. Nie is a key voice on the board with respect to strategy and growth.  During his varied career, he has gained valuable perspective on management matters, having served in top executive positions with other manufacturing companies.

Dr. Ratajczak is a leading economist who is regularly called on to provide advice and guidance with respect to financial and economic matters.  His considerable expertise and experience in these areas combine with his understanding of the Company’s operations to make him a significant contributor to the board.

Messrs. Keating and Biro were elected to the board at the Company’s 2010 annual meeting following their nomination by Wynnefield and Wynnefield’s solicitation of proxies in support of their election.

As noted above, Ms. Stensrud has been nominated for election to the board in connection with the Company’s entering into the 2011 Wynnefield Agreement.

EXECUTIVE COMPENSATION

Executive Officers

Executive officers of the Company are elected or appointed by the board of directors and hold office until their successors are elected or until their earlier death, resignation or removal, subject to the terms of applicable employment agreements.  See “Employment, Severance and Compensation Arrangements.”  The executive officers of the Company are as follows:

Name	Age	Position With Company
E. Randall Chestnut (1)	63	Chairman of the Board, President and Chief Executive Officer
Olivia W. Elliott (2)	42	Vice President and Chief Financial Officer
Nanci Freeman (3)	53	President and Chief Executive Officer, CCIP
___________________

(1)	Information about the business experience of Mr. Chestnut is set forth under “Continuing Directors” above.

(2)
Ms. Elliott joined Crown Crafts in November 2001 as Secretary and Treasurer and was promoted to her current position in September 2008.  She began her career in public accounting in 1991 with Deloitte & Touche LLP, where she worked for more than three years, after which she worked for seven years in finance and treasury functions with two public companies.

(3)	Ms. Freeman has been President and Chief Executive Officer of CCIP since 1999.

Compensation Discussion and Analysis

The compensation committee of the board of directors has overall responsibility for establishing, implementing and monitoring the Company’s compensation structure, policies and programs.  The compensation committee oversees the design and implementation of strategic compensation programs for the Company’s executive officers and is responsible for assessing and approving the total compensation paid to the Company’s chief executive officer and his compensation recommendations for other executive officers and for determining whether the compensation paid under the Company’s programs is fair, reasonable and competitive.  The compensation committee’s chairman regularly reports to the board of directors on compensation committee actions and recommendations.  The Company’s compensation committee has authority to retain (at the Company’s expense) outside counsel, compensation consultants and other advisors to assist as needed.

The individuals who served as the Company’s chief executive and chief financial officers during fiscal year 2011, as well as the other individual included in the Summary Compensation Table below, are referred to individually, as an “executive,” and collectively, as the “named executive officers.”  With respect to the named executive officers, this Compensation Discussion and Analysis identifies the Company’s current compensation philosophy and objectives and describes the various methodologies, policies and practices for establishing and administering the compensation programs of the named executive officers.

Compensation Philosophy and Objectives

The compensation committee believes that the most effective executive compensation programs are those that align the interests of our executive officers with those of the Company’s stockholders.  The compensation committee believes that a properly structured compensation program will attract and retain talented individuals and motivate them to achieve specific short- and long-term strategic objectives and that a significant percentage of executive pay should be based on the principle of pay-for-performance.  However, the compensation committee also recognizes that the Company must maintain its ability to attract highly talented executives.  For this reason, an important objective of the compensation committee is to ensure that the Company’s compensation program is competitive with its peer-group companies (the “compensation peer group”).

The Company’s executive compensation program is designed to provide:

•	levels of base compensation that are competitive with comparable companies;

•	annual incentive compensation that varies in a manner consistent with the achievement of individual performance objectives and financial results of the Company;

•	long-term incentive compensation that focuses executive efforts on building stockholder value through meeting longer-term financial and strategic goals; and

•	executive benefits that are meaningful and competitive with comparable companies.

In designing and administering its executive compensation program, the compensation committee attempts to strike an appropriate balance among these various elements.  The compensation committee considers the pay practices of the compensation peer group to determine the appropriate pay mix and compensation levels.  With respect to performance-based pay, the compensation committee believes that executive compensation should be closely tied to the financial and operational performance of the Company, as well as to the individual performance and responsibility level of the named executive officers.  The compensation committee also believes that the Company’s executive compensation program should include a significant equity-based component because it best aligns the executives’ interests with those of the Company’s stockholders.  For purposes of retention, the compensation committee believes that the equity-based component should have meaningful conditions to encourage valued employees to remain in the employ of the Company.  Finally, the compensation committee also considers other forms of executive pay as a means to attract, retain and motivate highly qualified executives.

Methodology for Establishing Compensation

The compensation committee is comprised of three independent directors, all of whom satisfy the NASDAQ listing requirements and relevant SEC regulations.  There are no interlocking relationships between any member of the compensation committee and any of our executive officers.  None of the compensation committee members is an officer, employee or former officer or employee of the Company.

The compensation committee is responsible for all compensation decisions for the chief executive officer and other named executive officers.  The chief executive officer annually reviews the performance of the other named executive officers, including consideration of market pay practices of the compensation peer group in conjunction with both Company and individual performance.  The conclusions and recommendations of the chief executive officer are presented to the compensation committee for approval.  The compensation committee has absolute discretion as to whether it approves the recommendations of the chief executive officer or makes adjustments, as it deems appropriate.

The Elements of Compensation

Total direct compensation includes cash, in the form of base salary and annual incentives, and long-term equity incentives.  The compensation committee evaluates the mix between these three elements based on the pay practices of comparable companies.  To ensure that compensation levels are reasonably competitive with market rates, the compensation committee has engaged Robert H. Kurisu, an independent executive compensation consultant, to provide an independent analysis of the Company’s executive compensation policies and practices and provide analyses on the pay practices of the compensation peer group.  Mr. Kurisu reports directly to the compensation committee and the board of directors.  From time to time and with prior notice to the compensation committee, Mr. Kurisu also provides executive compensation analysis to management.

The companies included in the compensation peer group are selected primarily on the basis of their comparability to the Company based on size, as measured through annual revenue, market capitalization and other financial measures.  Mr. Kurisu provides the compensation committee with compensation comparisons and the Company’s relative ranking in all pay categories and recommendations regarding program changes and refinements.  Although the compensation committee also considers and reviews information from proxy statements and other relevant survey data, it particularly focuses on the practices of the compensation peer group in considering compensation levels for the chief executive officer and the other named executive officers.  The compensation committee considers the opinions and recommendations of the chief executive officer and various outside advisers and strives to be fully informed in its determination of the appropriate compensation mix and award levels for the named executive officers.  All compensation decisions are made with consideration of the compensation committee’s guiding principles of fairness to employees, retention of talented executives and fostering improved Company performance, which it believes will ultimately benefit the Company’s stockholders.  With respect to the named executive officers, the following describes in greater detail the objectives and policies behind the various elements of the compensation mix.

Base Salary

It is the Company’s philosophy that employees be paid a base salary that is competitive with the salaries paid by comparable organizations based on each employee’s experience, performance and geographic location.  Generally, the Company has chosen to position cash compensation at close to market median levels in order to remain competitive in attracting and retaining executive talent.  The allocation of total cash between base salary and incentive bonus awards is based on a variety of factors.  The compensation committee considers a combination of the executive’s performance, the performance of the Company and the individual business or corporate function for which the executive is responsible, the nature and importance of the position and role within the Company, the scope of the executive’s responsibility, internal relationships or comparisons and the current compensation package in place for that executive, including the executive’s current annual salary and potential bonus awards under the Company’s short-time incentive plan.

The compensation committee generally evaluates executive salaries annually.  An analysis of executive compensation indicated that base salaries for the named executive officers were generally positioned at the market median.  For the 2011 fiscal year, based in part on consultation with its independent compensation consultant, and in part upon the compensation committee’s own assessment of the information and factors described above, the compensation committee determined to increase the base salaries of the named executive officers incrementally to maintain market median levels.

For the 2012 fiscal year, management recommended, and the compensation committee agreed, that the base salaries of 13 of 14 members of the Company’s senior management not be increased.  The remaining member of senior management was given a nominal increase in base salary because of an increase in responsibilities.

Annual Incentive Bonus

The Company intends to continue its strategy of compensating the named executive officers through programs that emphasize performance-based incentive compensation.  The Company’s short-term incentive compensation program is designed to recognize and reward executive officers and other employees who contribute meaningfully to the Company’s profitability and increase in stockholder value.

In general, the funding of the annual incentive bonus pool is dependent upon earnings before interest, taxes, depreciation and amortization (after deducting incentive compensation) of the Company and its subsidiaries.  If the plan is fully funded, each named executive officer has the ability to receive the target bonus payout.  The percentage of the target bonus actually paid to each named executive officer depends on the goal attainment levels.  The threshold level of performance for funding the bonus pool is 90% of target, at which point the annual bonus pool is 5% funded.

For fiscal year 2011, the Company achieved greater than the minimum, but less than the maximum, level of the performance target and its subsidiary, Hamco, Inc., achieved the maximum level of the performance target.  Accordingly, the bonus pool was partially funded.

Long-Term Incentive Awards

Long-term incentive awards are the third component of the Company’s total compensation package.  The compensation committee believes that equity-based compensation ensures that the Company’s officers have a continuing stake in the long-term success of the Company.  The Company’s 2006 Omnibus Incentive Plan (the “omnibus plan”) provides for equity incentive awards, which include qualified and nonqualified stock options, restricted stock, stock appreciation rights, long-term incentive compensation units consisting of a combination of cash and common stock or any combination thereof within the limitations set forth in the omnibus plan.  Awards may be granted under the omnibus plan from time to time for 10 years from the omnibus plan’s effective date of June 13, 2006.  The compensation committee approves all awards under the omnibus plan and acts as the administrator of the omnibus plan.

Award levels under the omnibus plan are determined based on the compensation practices of the compensation peer group.  In general, long-term incentive awards are targeted at the median of the compensation peer group with appropriate adjustments for individual and Company performance, although past awards have generally been below market levels.  The options are granted under the omnibus plan and, in accordance with terms of the Company’s existing option agreements with the named executive officers, vest and become exercisable in equal installments over a two-year period from the grant date.  All stock options have been granted with a 10-year term and have an exercise price equal to the fair market value of the Company’s common stock on the date of grant.  The restricted stock awards are granted under the omnibus plan and, in accordance with terms of the Company’s existing restricted stock agreements with the named executive officers, are subject to cliff vesting on the fourth anniversary of the date of grant.  Shares of restricted stock are held by the Company’s transfer agent in escrow until restrictions lapse and the participant pays taxes on the shares.  Participants are entitled to any dividends payable on their restricted stock and to vote their shares.  Restricted stock cannot be sold or transferred until the shares vest.  Should a named executive officer leave the Company prior to the completion of the applicable vesting schedule, the unvested portion of the grant is forfeited.

Historically, the determination of whether equity compensation awards will be granted under the omnibus plan is made promptly following the preparation of the prior year’s audited financial statements because the awards are made (or not) based upon the compensation committee’s assessment of the Company’s overall performance for such period, as well as the committee’s assessment of the individual’s overall performance over the same time.  This determination is generally made considering the totality of the circumstances and not necessarily on the basis of one or more specified performance metrics.

In an effort to provide the named executive officers with equity compensation that is consistent with the compensation peer group and to further strengthen retention efforts and commitment levels, the compensation committee approved grants of restricted shares to Mr. Chestnut, Ms. Elliott and Ms. Freeman in fiscal year 2011.  These grants were made in June 2010, following the preparation of the Company’s audited financial statements for fiscal year 2010.

Broad-Based Benefits Programs

The named executive officers are entitled to participate in the benefits programs that are available to all full-time employees.  These benefits include health, dental, vision and life insurance, paid vacation and Company contributions to a 401(k) profit-sharing retirement plan.  The Company’s 401(k) plan provides for matching contributions by the Company in an amount equal to 100% of the first 2% of employee compensation deferred, plus 50% of the next 1% of employee compensation deferred.  All full-time employees age 21 and older are eligible to participate in the plan after six months of service.

Evaluation of Executive Officer Compensation and Executive Performance

Compensation of Chief Executive Officer

The compensation committee meets with the other independent directors each year in executive session to evaluate the performance of the chief executive officer.  The compensation committee also consults with its independent consultant in setting the chief executive officer’s compensation.  Neither the compensation committee nor its independent consultant confers with the chief executive officer or any other members of management when setting his base salary.  The compensation committee does not rely solely on predetermined formulas or a limited set of criteria when it evaluates the performance of the chief executive officer and the other named executive officers.

Compensation of Other Named Executive Officers

The chief executive officer met with the compensation committee to review his compensation recommendations for the other named executive officers.  He described the findings of his performance evaluation of all such persons and provided the basis of his recommendations with the compensation committee, including the scope of each person’s duties, oversight responsibilities and individual objectives and goals against results achieved.  In its analysis of the other named executive officers, the compensation committee applied the same rationale to this group as it applied when considering the chief executive officer’s base salary.  The compensation committee also considered the pay practices of the compensation peer group and the analyses and recommendations provided by its compensation consultant.

Administrative Policies and Practices

To evaluate and administer the compensation programs of the chief executive officer and other named executive officers, the compensation committee meets periodically each year in conjunction with regularly scheduled board meetings.  The compensation committee also holds special meetings and meets telephonically to discuss extraordinary items.  Additionally, the compensation committee members regularly confer with its compensation consultant on matters regarding the compensation of the chief executive officer and other named executive officers.

Timing of Grants of Options and Restricted Stock

During fiscal year 2011, the compensation committee approved restricted stock grants to the named executive officers effective June 2010.  The vesting provisions of the grants were subsequently modified in July 2010.

Stock Ownership Guidelines

The board has implemented stock ownership guidelines for directors, the chief executive officer and the chief financial officer.  Under those guidelines, by the end of 2012, (i) directors are expected to hold shares of the Company’s Series A common stock having a value equal to not less than three times their annual retainer amounts, (ii) the chief executive officer is expected to hold shares of the Company’s Series A common stock having a value equal to not less than two times his annual salary, and (iii) the chief financial officer is expected to hold shares of the Company’s Series A common stock having a value equal to not less than the amount of her annual salary.  Neither the board nor the compensation committee has implemented stock ownership guidelines for other named executive officers.  The compensation committee, however, continues to periodically review best practices and re-evaluate whether additional stock ownership guidelines are consistent with the compensation philosophy of the Company and with the interests of its stockholders.

Summary Compensation Table

The following table sets forth all compensation paid or accrued during fiscal years 2011 and 2010 to the named executive officers.

Name and Principal Position	Fiscal Year	Salary	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation	Total
E. Randall Chestnut Chairman of the Board, President and Chief Executive Officer	2011 2010	$445,962 435,000	$705,000 -	$ - -	$207,198 116,489	$20,108 (4) 17,932 (5)	$1,378,268 569,421
Olivia W. Elliott Vice President and Chief Financial Officer	2011 2010	$208,769 200,000	$188,000 -	$ - 37,275	$ 65,076 35,705	$21,620 (6) 18,846 (7)	$ 483,465 291,826
Nanci Freeman President and Chief Executive Officer, CCIP	2011 2010	$292,979 284,658	$188,000 -	$ - 37,275	$ - 22,206	$18,917 (8) 19,955 (9)	$ 499,896 364,094

_______________________

(1)
Stock awards consist of unvested stock awards granted on June 23, 2010 which were modified on July 29, 2010.  The dollar amounts reported in the table above reflect the aggregate grant date fair value of these shares computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718, excluding the effect of estimated forfeitures. These amounts may not correspond to the actual value that will be recognized by the executives.  The shares vest on the fifth anniversary of the modification date if the common stock trades at or above $5.00 (one-third), $6.00 (one-third) and $7.00 (one-third) for any ten trading days within a period of 30 consecutive trading days prior to the vesting date.

(2)
Option awards consist of options granted August 12, 2009 for fiscal year 2010.  The dollar amounts reported in the table above reflect the aggregate grant date fair value of these shares computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures.  These amounts may not correspond to the actual value that will be recognized by the executives.  The exercise price of the shares represents the closing price as reported on The NASDAQ Capital Market on the date of grant.  The options vest in equal installments over a two-year period.

(3)	Amounts consist of cash incentive compensation awards earned for services rendered in fiscal years 2011 and 2010.

(4)
Represents amounts paid by the Company on behalf of Mr. Chestnut as follows: (i) $13,896 in automobile expenses and (ii) $6,212 in matching contributions to Mr. Chestnut’s account under the Company’s 401(k) retirement savings plan.

(5)
Represents amounts paid by the Company on behalf of Mr. Chestnut as follows: (i) $12,225 in automobile expenses; and (ii) $5,707 in matching contributions to Mr. Chestnut’s account under the Company’s 401(k) retirement savings plan.

(6)
Represents amounts paid by the Company on behalf of Ms. Elliott as follows: (i) $15,508 in automobile expenses; and (ii) $6,112 in matching contributions to Ms. Elliott’s account under the Company’s 401(k) retirement savings plan.

(7)
Represents amounts paid by the Company on behalf of Ms. Elliott as follows: (i) $13,754 in automobile expenses; and (ii) $5,092 in matching contributions to Ms. Elliott’s account under the Company’s 401(k) retirement savings plan.

(8)
Represents amounts paid by the Company on behalf of Ms. Freeman as follows: (i) $12,746 in automobile expenses; and (ii) $6,171 in matching contributions to Ms. Freeman’s account under the Company’s 401(k) retirement savings plan.

(9)
Represents amounts paid by the Company on behalf of Ms. Freeman as follows: (i) $14,108 in automobile expenses; and (ii) $5,847 in matching contributions to Ms. Freeman’s account under the Company’s 401(k) retirement savings plan.

Employment, Severance and Compensation Arrangements

Crown Crafts has entered into employment agreements with each of the named executive officers and has also entered into a severance protection agreement with Mr. Chestnut.  A summary of the terms of these agreements is set forth below.

E. Randall Chestnut.  The Company entered into an employment agreement with Mr. Chestnut effective as of July 23, 2001, pursuant to which Mr. Chestnut has agreed to serve as President, Chief Executive Officer and Chairman of the Board of the Company.  The initial term of Mr. Chestnut’s employment agreement expired March 31, 2004; however, the agreement currently renews automatically on a monthly basis unless either party gives the other party one year’s advance notice of non-renewal.

Mr. Chestnut’s employment agreement provides for an annual salary, subject to annual review and upward adjustment, and cash bonuses based on the Company’s achievement of performance criteria established by the compensation committee, as well as other benefits under programs adopted by the Company from time to time.  Mr. Chestnut’s employment agreement also contains one-year post-employment non-competition provisions, one-year post-employment customer non-solicitation provisions and two-year post-employment employee non-solicitation provisions.

The Company entered into an amended and restated severance protection agreement with Mr. Chestnut effective as of April 20, 2004.  This agreement provides for a two-year term renewable annually (so as to always be effective for two years after each renewal date), unless either party notifies the other of non-renewal in a timely manner, and provides Mr. Chestnut with certain benefits upon the termination of his employment.  These benefits are discussed in the section of this proxy statement entitled “Potential Payments Upon Termination or Change in Control.”

Olivia W. Elliott.  The Company entered into an employment agreement with Ms. Elliott effective as of November 6, 2008, pursuant to which Ms. Elliott has agreed to serve as Vice President and Chief Financial Officer of the Company.  The initial term of Ms. Elliott’s employment agreement expired November 6, 2009; however, the agreement renews automatically on a daily basis unless either party gives the other party one year’s advance notice of non-renewal.

Ms. Elliott’s employment agreement provides for an annual salary, subject to annual review and upward adjustment, and cash bonuses based on the Company’s achievement of performance criteria established by its board of directors, as well as other benefits under programs adopted by the Company from time to time.  Ms. Elliott’s employment agreement also contains one-year post-employment non-competition provisions, one-year post-employment customer non-solicitation provisions and two-year post-employment employee non-solicitation provisions.  The agreement also provides Ms. Elliott with certain benefits upon the termination of her employment.  These benefits are discussed in the section of this proxy statement entitled “Potential Payments Upon Termination or Change in Control.”

Nanci Freeman.  The Company entered into an amended and restated employment agreement with Ms. Freeman effective as of April 20, 2004, pursuant to which Ms. Freeman has agreed to serve as President and Chief Executive Officer of CCIP.  The initial term of Ms. Freeman’s employment agreement expired April 30, 2005; however, the agreement currently renews automatically on a monthly basis unless either party gives the other party one year’s advance notice of non-renewal.

Ms. Freeman’s employment agreement provides for an annual salary, subject to annual review and upward adjustment, and cash bonuses based on the Company’s achievement of performance criteria established by the compensation committee, as well as other benefits under programs adopted by the Company from time to time.  Ms. Freeman’s employment agreement also contains one-year post-employment non-competition provisions, one-year post-employment customer non-solicitation provisions and two-year post-employment employee non-solicitation provisions.  The agreement also provides Ms. Freeman with certain benefits upon the termination of her employment.  These benefits are discussed in the section of this proxy statement entitled “Potential Payments Upon Termination or Change in Control.”

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding the outstanding equity awards held by the named executive officers at April 3, 2011, the last day of the Company’s 2011 fiscal year.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested (3)
E. Randall Chestnut	100,000	-	$ 3.15	8/25/2016	225,000	$1,082,250
	50,000	-	$ 3.58	6/10/2018	-	-
Olivia W. Elliott	-	12,500 (1)	$ 3.02	8/12/2019	60,000	$ 288,600
Nanci Freeman	15,000	-	$ 3.15	8/25/2016	60,000	$ 288,600
	22,500	-	$ 4.08	8/14/2017	-	-
	25,000	-	$ 3.58	6/10/2018	-	-
	12,500	12,500 (1)	$ 3.02	8/12/2019	-	-
____________________

(1)
Amounts shown are the number of shares underlying the options granted to the named executive officers on August 12, 2009.  The options vest and become exercisable in equal installments over a two-year period.

(2)
Amounts shown are the number of shares of unvested stock awards granted on June 23, 2010 and subsequently modified on July 29, 2010.  The shares vest on the fifth anniversary of the modification date if the common stock trades at or above $5.00 (one-third), $6.00 (one-third) and $7.00 (one-third) for any ten trading days within a period of 30 consecutive trading days prior to the vesting date.

(3)	Market values shown are based on the closing price of the Company’s common stock as of April 1, 2011 ($4.81), as reported on The NASDAQ Capital Market.

Option Exercises and Stock Vested

The following table sets forth information regarding option exercises by the named executive officers during fiscal year 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
E. Randall Chestnut	7,000 (1)	$ 14,298	160,000 (2)	$ 720,000
Olivia W. Elliott	31,000 (3)	$ 59,015	7,000 (4)	$ 31,500
Nanci Freeman	-	-	18,000 (5)	$ 81,000
____________________
(1)
On April 8, 2010, Mr. Chestnut exercised 7,000 options with a market price at exercise of $3.23 and an exercise price of $1.1875.  The Company withheld 4,453 shares of common stock to satisfy the exercise price and tax withholding obligations incurred by Mr. Chestnut upon the exercise of the options.

(2)
On August 25, 2010, 160,000 shares of restricted stock vested at a market price of $4.50.  The Company withheld 67,920 shares of common stock to satisfy the tax withholding obligations incurred by Mr. Chestnut upon vesting.

(3)
On November 15, 2010, Ms. Elliott exercised (i) 2,500 options with a market price at exercise of $5.32 and an exercise price of $3.15, (ii) 6,000 options with a market price at exercise of $5.32 and an exercise price of $4.08, (iii) 10,000 options with a market price at exercise of $5.32 and an exercise price of $3.58, and (iv) 12,500 options with a market price at exercise of $5.32 and an exercise price of $3.02.  The Company withheld 6,478 shares of common stock to satisfy a portion of the exercise price and tax withholding obligations incurred by Ms. Elliott upon the exercise of the options.

(4)
On August 25, 2010, 7,000 shares of restricted stock vested at a market price of $4.50.  The Company withheld 2,902 shares of common stock to satisfy the tax withholding obligations incurred by Ms. Elliott upon vesting.

(5)
On August 25, 2010, 18,000 shares of restricted stock vested at a market price of $4.50.  The Company withheld 6,603 shares of common stock to satisfy the tax withholding obligations incurred by Ms. Freeman upon vesting.

Potential Payments Upon Termination or Change in Control

Each of the employment agreements between the Company and the named executive officers requires the Company to make severance payments and provide severance benefits to the executive under certain circumstances if his or her employment with the Company is terminated other than for “Cause” or the executive’s death or disability.  For these purposes, a termination of employment is generally for “Cause” if the executive has been convicted of a felony or if the termination is evidenced by a resolution adopted in good faith by two-thirds of the Company’s board that the executive (i) intentionally and continually failed substantially to perform his or her reasonably assigned duties for a period of at least 30 days after a written notice of demand for substantial performance has been delivered to the executive; or (ii) intentionally engaged in illegal conduct or gross misconduct which results in material economic harm to the Company.  As required by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), all of the named executive officers’ employment agreements have been modified to be in compliance with payment timing and other relevant requirements.

Under Mr. Chestnut’s employment agreement and severance protection agreement, if, during the two years following a “Change in Control,” he terminates his employment for “Good Reason” or for any reason during the 60-day period commencing 90 days after the occurrence of the Change in Control or if the Company terminates his employment other than for Cause, death or disability, he will be entitled to receive the following payments, benefits and rights:  (i) payment of three times his annual base salary (based upon the highest rate in effect on certain dates as set forth in the employment agreement); (ii) payment of three times the bonus amount previously paid to him (based upon the highest amount previously paid during certain periods as set forth in the employment agreement); (iii) for a period of three years, or such longer period as may be provided by the terms of the appropriate program, practice or policy, continuation on behalf of Mr. Chestnut, his dependents and beneficiaries of life insurance, disability, medical, dental and hospitalization benefits; (iv) payment of the excess retirement benefit he would have received had he remained employed for three additional years; (v) all of Mr. Chestnut’s outstanding incentive awards shall become fully vested and, if applicable, fully exercisable; (vi) Mr. Chestnut may require the Company to purchase within five days following his termination any shares of stock or shares purchased upon exercise of any options at a price equal to the fair market value of such shares on the date of purchase by the Company; (vii) payment of outplacement services up to $30,000; and (viii) payment of reasonable moving expenses.  Mr. Chestnut’s severance protection agreement also provides that if any payment or benefit to which Mr. Chestnut is entitled pursuant to the agreement gives rise to excise tax liability for Mr. Chestnut under Section 4999 of the Code, a tax gross-up will be provided to him by the Company so that he will receive the same after-tax payment as would have been the case if such payment or benefit were not subject to such excise tax.

Under the employment agreements between the Company and each of Ms. Elliott and Ms. Freeman, if such executive’s employment is terminated by the Company without Cause or by the executive for Good Reason, then such executive is entitled to payment of (i) her salary, perquisites and all other compensation other than bonuses for the greater of the remaining term of her employment agreement and one year; and (ii) a bonus, which is required to be an amount equal to the highest annual bonus paid or payable to her in respect of any of the immediately preceding three full fiscal years.  These benefits are also payable to Ms. Elliott or Ms. Freeman, as the case may be, if her respective employment agreement is not expressly assumed by any acquiror of the Company, whether by purchase, merger, consolidation or otherwise.

Under their respective employment agreements, Ms. Elliott and Ms. Freeman are each entitled to provide notice of termination of employment and receive the severance payments and benefits discussed in the immediately preceding paragraph under the following circumstances:  (i) if there occurs a Change in Control, and if at the time of such Change in Control, E. Randall Chestnut is not employed by the Company or any of its affiliates; or (ii) if there occurs a Change in Control and if Mr. Chestnut is so employed at the time of such Change in Control and at any time during the 150-day period immediately following the occurrence of such Change in Control, Mr. Chestnut shall no longer be employed by the Company or any of its affiliates for whatever reason.

For these purposes, “Good Reason” generally means a good faith determination by the executive that, without the executive’s consent, any one or more of the following events or conditions has occurred:

•	the assignment to the executive of any duties inconsistent with the executive’s position, authority, duties or responsibilities;

•
a material reduction by the Company of the executive’s base salary or an adverse change in the eligibility requirements or performance criteria under any bonus, incentive or compensation plan, program or arrangement;

•	any failure to pay the executive any compensation or benefits to which the executive is entitled within five days of the date due;

•
with respect to Mr. Chestnut, a failure to increase his base salary at least annually at a percentage of base salary no less than the average percentage increases granted to him during the three fiscal years ended prior to a Change in Control;

•	the Company’s requiring the executive to be based anywhere other than within 50 miles of the executive’s job location (25 miles in the case of Mr. Chestnut), except for reasonably required travel;

•
the failure by the Company to continue in effect any pension, bonus, incentive, stock ownership, purchase, option, life insurance, health, accident disability, or any other employee benefit plan, program or arrangement, in which the executive participates, or the taking of any action by the Company that would adversely affect the executive’s participation or materially reduce the executive’s benefits under any of such plans;

•	the taking of any action by the Company that would materially adversely affect the physical conditions in or under which the executive performs his or her employment duties;

•	the insolvency or the filing of a petition for bankruptcy by the Company;

•	any purported termination of the executive’s employment for Cause by the Company which does not comply with the specified provisions governing a termination for Cause; or

•	any breach by the Company of any material provision of the executive’s employment agreement.

“Change in Control” under the Company’s employment agreements with Ms. Elliott and Ms. Freeman generally means (i) any transaction, whether by merger, consolidation, asset sale, tender offer, reserve stock split or otherwise, which results in the acquisition of beneficial ownership by any person or entity or any group of persons or entities acting in concert of 25% or more of the outstanding shares of common stock of the Company; (ii) the sale of all or substantially all of the assets of the Company; or (iii) the liquidation of the Company.

“Change in Control” under the Company’s severance protection agreement with Mr. Chestnut generally means any of the following:

•
an acquisition of any voting securities of the Company by any person immediately after which such person has beneficial ownership of 25% or more of the combined voting power of the Company’s then outstanding voting securities;

•
the individuals who as of the date of the severance protection agreement are members of the board of directors cease to constitute at least a majority of the members of the board, provided that (i) if the election, or nomination for election by the Company’s common stockholders, of any new director was approved by a vote of at least a majority of the incumbent board, such new director shall be considered as a member of the incumbent board, and (ii) no individual shall be considered a member of the incumbent board if such individual initially assumed office as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the board or as a result of any agreement intended to avoid or settle any election or proxy contest; or

•	approval by stockholders of the Company of:

-	a merger, consolidation or reorganization involving the Company, unless such transaction is a “Non-Control Transaction,” which means a merger, consolidation or reorganization of the Company where:

-
the stockholders of the Company, immediately before such merger, consolidation or reorganization, own immediately following such transaction at least a majority of the combined voting power of the outstanding voting securities of the corporation resulting from such transaction in substantially the same proportion as their ownership of the voting securities of the Company immediately before such transaction;

-
the individuals who were members of the incumbent board immediately prior to the execution of the agreement providing for such transaction constitute at least a majority of the members of the board of directors of (i) the surviving corporation or (ii) a corporation beneficially owning a majority of the voting securities of the surviving corporation; and

-
no person other than (i) the Company, (ii) any subsidiary of the Company, (iii) any employee benefit plan maintained by the Company, the surviving corporation or any subsidiary, or (iv) any person who, immediately prior to such merger, consolidation or reorganization, had beneficial ownership of 25% or more of the then outstanding voting securities has beneficial ownership of 25% or more of the combined voting power of the surviving corporation’s then outstanding voting securities;

-	a complete liquidation or dissolution of the Company; or

-	an agreement for the sale or other disposition of all or substantially all of the assets of the Company to any person (other than a transfer to a subsidiary).

The compensation committee has determined that the foregoing severance and change in control benefits are an important part of a competitive overall compensation arrangement for the named executive officers, are consistent with the objective of attracting, motivating and retaining highly talented executives and are important as a recruitment and retention device.  The compensation committee also has concluded that change in control benefits help to secure the continued employment and dedication of the named executive officers, mitigate concern that they might have regarding their continued employment prior to or following a change in control and encourage independence and objectivity when considering possible transactions that may be in the best interests of the Company’s stockholders but may possibly result in the termination of their employment.  Finally, the compensation committee has concluded that post-termination non-competition and non-solicitation covenants to which the named executive officers have agreed in their employment agreements in consideration for the Company providing these severance and change in control benefits are highly beneficial to the Company.

The compensation committee has determined that the payment or provision of the foregoing severance and change in control benefits is consistent with competitive practices for positions at the level of the named executive officers.  The potential amount of such benefits that an executive may receive in the event of a change in control did not influence the compensation committee’s decisions regarding other compensation elements due to the fact that a change in control may never occur during the named executive officer’s term of employment.

Director Compensation

Each non-employee director is paid an annual retainer of $40,000, with no additional board meeting fees paid.  The Company’s lead director is paid an additional $20,000 for his service in that position.  Additional annual retainers are paid to committee chairmen as follows: audit committee chairman, $10,000; compensation and nominating and corporate governance committee chairmen, $4,500; and capital committee chairman, $2,500.  Each non-employee director receives a cash fee of $1,000 for each committee meeting attended, and each non-employee director also received a restricted stock grant in August 2010 of 5,000 shares of Crown Crafts Series A common stock.  Directors who are employees of Crown Crafts or its subsidiaries do not receive any compensation for their service as directors.

The following table sets forth information regarding compensation paid to current and former non-employee directors of the Company for fiscal year 2011.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	All Other Compensation	Total
Jon C. Biro	$27,000	$21,250	$ -	$ 48,250
William T. Deyo, Jr.	$23,937	$ -	$ -	$ 23,937
Melvin L. Keating	$32,250	$21,250	$ -	$ 53,500
Sidney Kirschner	$47,000	$21,250	$ -	$ 68,250
Joseph Kling	$53,000	$22,300	$ -	$ 75,300
Zenon S. Nie	$90,136	$22,300	$ -	$112,436
Donald Ratajczak	$59,000	$22,300	$ -	$ 81,300
Frederick G. Wasserman	$19,000	$ -	$ -	$ 19,000
____________________

(1)	Includes fees earned in fiscal year 2011 but paid in fiscal years 2011 and 2012.

(2)
Stock awards consist of awards of unvested stock granted to Messrs. Kling, Nie and Ratajczak on August 11, 2010 and to Messrs. Biro, Keating and Kirschner on August 16, 2010.  The dollar amounts reported in the table above reflect the aggregate grant date fair value of these shares computed in accordance with FASB ASC Topic 718 using the closing price as reported on The NASDAQ Capital Market on the date of grant. These amounts may not correspond to the actual value that will be recognized by the directors.  The shares vest in equal installments over a two-year period.

AUDIT COMMITTEE DISCLOSURE

Report of the Audit Committee

The audit committee of the Company’s board of directors is comprised of three directors, all of whom are independent, as defined by the listing standards of NASDAQ.  The board has determined that Donald Ratajczak is an audit committee financial expert within the meaning of regulations adopted by the SEC as a result of his accounting and related financial management expertise and experience.  The main function of the audit committee is to ensure that effective accounting policies are implemented and that internal controls are in place to deter fraud, anticipate financial risks and promote accurate and timely disclosure of financial and other material information to the public markets, the board and the Company’s stockholders.  The audit committee also reviews and recommends to the board the approval of the annual financial statements and provides a forum, independent of management, for the Company’s independent public accountants to communicate any issues of concern.  In performing all of these functions, the audit committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company’s management and independent public accountants, which, in their report, express an opinion on the conformity of the Company’s annual financial statements to generally accepted accounting principles.

The audit committee has adopted a formal, written charter, which has been approved by the full board and which specifies the scope of the audit committee’s responsibilities and how it should carry them out.  The complete text of the audit committee charter is available on the Company’s website at www.crowncrafts.com.

The audit committee has reviewed and discussed with the Company’s management the audited financial statements of the Company for the fiscal year ended April 3, 2011.  The audit committee has discussed with KPMG LLP, the Company’s independent public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).  The audit committee has also received the written disclosures and the letter from KPMG LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent public accountants’ communications with the audit committee concerning independence, and the audit committee has discussed with KPMG LLP its independence from management and the Company.

Based on the aforementioned review and discussions with management and the Company’s independent public accountants, and subject to the limitations on the role and responsibilities of the audit committee described above, the audit committee recommended to the board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended April 3, 2011.

This report has been submitted by the audit committee.

Donald Ratajczak (Chairman)
Jon C. Biro
Joseph Kling

PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

KPMG LLP currently serves as the Company’s independent public accountants and conducted the audit of the Company’s consolidated financial statements for fiscal years 2010 and 2011. Although appointment of the independent public accountants of the Company is not required to be submitted to a vote of the stockholders of the Company for ratification under the laws of Delaware, the audit committee has recommended that the board of directors submit this matter to the stockholders as a matter of good corporate practice.  If the stockholders fail to ratify the appointment, the audit committee of the Company’s board will reconsider whether to retain KPMG LLP and may retain that firm or another independent accounting firm without resubmitting the matter to the stockholders of the Company for their approval.  Even if the appointment is ratified, the audit committee of the Company’s board may, in its discretion, direct the appointment of different independent accountants at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of KPMG LLP are expected to be present at the annual meeting.  They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Recommendation of the Board of Directors

The board of directors unanimously recommends a vote FOR the ratification of the appointment of KPMG LLP as the Company’s independent auditor.  Proxies will be voted FOR the appointment of the independent auditor unless otherwise specified.

Principal Accountant Fees and Services

The following is a summary of the fees billed to the Company by KPMG LLP for professional services rendered during the fiscal years ended April 3, 2011 and March 28, 2010:

Fee Category	Fiscal 2011 Fees	Fiscal 2010 Fees
Audit Fees	$172,000	$160,000
Audit-Related Fees	$ 10,500	$ 37,250
Tax Fees	$ 58,163	$ 17,300
All Other Fees	$ -	$ -
Total Fees	$240,663	$214,550
_________________

Audit Fees.  Audit fees consist of fees billed for professional services rendered for the audit of the Company’s annual consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by principal accountants in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.  Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.”  These services include attest services that are not required by statute or regulation and consultation concerning financial accounting and reporting standards.

Tax Fees.  Tax fees consist of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and local tax compliance and custom and duties tax planning.

All Other Fees.  Other fees consist of fees for products and services other than the services reported above.  There were no fees paid to KPMG LLP in fiscal 2011 or 2010 that are not included in the above classifications.

Pre-Approval Policies and Procedures

All services provided by the principal accountants are subject to pre-approval by the Company’s audit committee.  Before granting any approval, the audit committee must receive:  (i) a detailed description of the proposed service; (ii) a statement from management as to why they believe KPMG LLP is best qualified to perform the service; and (iii) an estimate of the fees to be incurred.  Before granting any approval, the audit committee gives due consideration to whether approval of the proposed service will have a detrimental impact on the independence of the principal accountants.

All fees of KPMG LLP in the preceding table were approved in accordance with the audit committee’s pre-approval policies and procedures.

PROPOSAL 3 – AMENDMENT OF AMENDED AND RESTATED CERTIFICATE
OF INCORPORATION TO DECREASE AUTHORIZED SHARES OF CAPITAL STOCK

Background

The Company’s amended and restated certificate of incorporation currently authorizes the issuance of up to 75,000,000 shares, which includes (i) 74,000,000 shares of common stock, consisting of 73,500,000 shares of Series A common stock, 327,940 shares of Series B common stock and 172,060 shares of Series C common stock, and (ii) 1,000,000 shares of preferred stock.  Our common stock was subdivided into three series in connection with a financing transaction completed in 2001 in which the Company’s lenders were issued warrants to purchase Series B common stock and Series C common stock of the Company.  Those warrants were cancelled in July 2006 in connection with the refinancing of the Company’s credit agreement without any shares of Series B common stock or Series C common stock having been issued.

The terms of the preferred stock currently authorized by our amended and restated certificate of incorporation provide that shares of the preferred stock may be issued only in connection with the exercise of stock purchase rights issued by the Company pursuant to the Amended and Restated Rights Agreement between the Company and Computershare Trust Company, N.A. (successor to SunTrust Bank) dated as of August 6, 2003.  The Amended and Restated Rights Agreement was terminated effective as of July 31, 2010 without any shares of our preferred stock having been issued.

As of June 10, 2011, 9,625,323 shares of our Series A common stock were issued and outstanding, an additional 895,000 shares of Series A common stock were reserved for issuance under our omnibus plan (including options currently outstanding), and no other shares of our authorized capital stock were outstanding or expected to be issued.

Proposed Amendment

The board of directors believes it is desirable and in the best interest of the Company and our stockholders to decrease the number of authorized shares of our capital stock in order to reduce the amount of Delaware franchise tax payable by the Company, which is determined, in part, by the number of our authorized shares of stock.  Accordingly, on June 9, 2011, the Company’s board of directors approved an amendment to the amended and restated certificate of incorporation to reduce the number of shares of our authorized common stock to 40,000,000 shares, all of which will be shares of Series A common stock (with no change in the terms or rights of such shares from what they are currently), and to eliminate the authorized shares of Series B common stock, Series C common stock and preferred stock, subject to stockholder approval.  The board of directors believes that 40,000,000 shares of authorized Series A common stock will provide the Company sufficient flexibility with regard to future financing and acquisition transactions, employee benefit plans and other general corporate purposes.  Should the board of directors believe it to be in the Company’s best interest to issue shares of Series A common stock in the future, the board of directors will retain the authority to determine the terms of such issuance and would not seek further authorization by vote of the Company’s stockholders except as required by applicable law or exchange rules.

The text of Article V of the Company’s amended and restated certificate of incorporation, as it is proposed to be amended if the stockholders approve this proposal, is as follows:

“ARTICLE V.

(a)           Authorized Shares of Capital Stock.  The aggregate number of shares of capital stock that the Corporation shall have authority to issue is 40,000,000 shares, all of which shall be Series A common stock, with a par value of $0.01 per share (the “Series A Common Stock”).

(b)           Series A Common Stock.  The following is a statement of the preferences, limitations and relative rights in respect of the Series A Common Stock:

(i)           With respect to all such matters upon which stockholders are entitled to vote or give consent, each holder of Series A Common Stock shall be entitled to one (1) vote (in person or by proxy) for each share of Series A Common Stock held by such holder on the record date for the determination of stockholders entitled to vote.

(ii)           Subject to the provisions of applicable law, the holders of shares of Series A Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of the assets of the Corporation legally available therefor, dividends or other distributions, whether payable in cash, property or securities of the Corporation.

(iii)           In the event of a Liquidation (as hereinafter defined) or other similar event, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, the assets of the Corporation shall be distributed ratably to the holders of Series A Common Stock in proportion to the number of shares held by them.  For purposes hereof, “Liquidation” shall mean the liquidation, dissolution or winding up of the Corporation, or such of the Corporation’s subsidiaries the assets of which constitute all or substantially all the assets of the business of the Corporation and its subsidiaries taken as a whole.”

The proposed decrease in the number of the Company’s authorized shares of capital stock could have a number of effects on our stockholders, including limiting some anti-takeover strategies that the Company may implement.  For example, the decrease would limit the number of additional shares that could be issued by the Company as an anti-takeover strategy so as to dilute the stock ownership or voting rights of persons seeking to obtain control of the Company.

The affirmative vote of a majority of the outstanding shares of Series A common stock entitled to vote on this proposal is required for the proposal to be approved.  If approved by the stockholders, the proposed amendment of the Company’s amended and restated certificate of incorporation will become effective upon the filing of a certificate of amendment with the Secretary of State of the State of Delaware.  We expect that such filing would be made promptly following the annual meeting.

Recommendation of the Board of Directors

The board of directors unanimously recommends a vote FOR the amendment of the Company’s amended and restated certificate of incorporation to decrease our authorized shares of capital stock.  Proxies will be voted FOR the approval of the amendment unless otherwise specified.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, based upon publicly filed documents, regarding the number and percentage of shares of Crown Crafts Series A common stock that are deemed to be “beneficially owned” under the rules of the SEC, as of the record date, by (i) each director of the Company, (ii) each nominee for election as a director, (iii) the current executive officers of the Company named in the Summary Compensation Table included elsewhere herein, (iv) all executive officers and directors as a group, and (v) all persons known to the Company who may be deemed beneficial owners of more than 5% of the outstanding shares of Crown Crafts Series A common stock.  An asterisk indicates beneficial ownership of less than 1%.  Unless otherwise specified in the footnotes, the stockholder has sole voting and dispositive power over the shares of Crown Crafts Series A common stock beneficially held.

Name	Number of Shares Beneficially Owned (1)	Percentage of Outstanding Shares
Wynnefield Partners Small Cap Value, L.P. 450 Seventh Avenue, Suite 509 New York, New York 10123	1,573,573	16.2%
Mill Road Capital, L.P. 382 Greenwich Avenue, Suite One Greenwich, Connecticut 06830	940,799	9.7%
E. Randall Chestnut	676,429	7.0%
Wellington Trust Company, NA c/o Wellington Management Company, LLP 280 Congress Street Boston, Massachusetts 02210	506,268	5.2%
Nanci Freeman (2)	300,786	3.1%
Olivia W. Elliott	108,620	1.1%
Zenon S. Nie	78,363	*
Donald Ratajczak	68,151	*
Sidney Kirschner	32,000	*
Joseph Kling	15,000	*
Jon C. Biro	10,000	*
Melvin L. Keating	5,000	*
All executive officers and directors as a group (nine persons)	1,294,349	13.3%
____________________

(1)	The number of shares beneficially owned and the percentage of ownership includes all options to acquire shares of Series A common stock that may be exercised within 60 days of June 10, 2011.

(2)	Includes 225,786 shares of Series A common stock owned individually by Ms. Freeman and options owned by her to purchase 75,000 shares of Series A common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who own more than 10% of the common stock of the Company to file with the SEC initial reports of ownership and reports of changes in ownership of the common stock.  They are also required to furnish the Company with copies of all Section 16(a) forms they file with the SEC.

To the Company’s knowledge, based solely on its review of the copies of such reports furnished to it and written representations that no other reports were required, during the fiscal year ended April 3, 2011, all of the Company’s officers, directors and greater than 10% stockholders complied with all applicable Section 16(a) filing requirements, except that each of the named executive officers had not previously filed reports including the ownership of shares of the Company’s Series A common stock, or certain transactions involving shares, by their respective spouses and, in the case of Ms. Freeman, her then minor children.  Mr. Chestnut filed a Form 4 reporting the required information with respect to one such transaction and one report on April 7, 2011, Ms. Freeman filed a Form 4 reporting the required information with respect to 11 such transactions and seven reports on February 14, 2011, and Ms. Elliott filed a Form 5 reporting the required information on May 17, 2011.

OTHER MATTERS

The board does not contemplate bringing before the annual meeting any matter other than those specified in the accompanying Notice of Annual Meeting of Stockholders, nor does it have information that other matters will be presented at the annual meeting.  If other matters come before the annual meeting, signed proxies will be voted upon such questions in accordance with the best judgment of the persons acting under the proxies.

INCORPORATION BY REFERENCE

The Report of the Audit Committee is not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates such information by reference.  In addition, the website addresses contained in this proxy statement are intended to provide inactive, textual references only.  The information on these websites is not part of this proxy statement.

ADDITIONAL INFORMATION

Where You Can Find More Information

Crown Crafts is delivering with this proxy statement a copy of its Annual Report on Form 10-K for the year ended April 3, 2011.  Crown Crafts files annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy these reports, statements or other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information with respect to the public reference rooms.  The Company’s SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Upon receipt of a written request, the Company will, without charge, provide any stockholder a copy of the Company’s annual report, including financial statements and the footnotes thereto.  Copies of exhibits to the annual report are also available upon specific request and payment of a reasonable charge for reproduction.  Such requests should be directed to the corporate secretary of Crown Crafts at the following address:  Crown Crafts, Inc., P.O. Box 1028, Gonzales, Louisiana 70707, Attn.: Corporate Secretary.

Stockholder Proposals

Under SEC rules, a stockholder who intends to present a proposal, including the nomination of directors, at the Company’s 2012 annual meeting of stockholders and who wishes to have the proposal included in the proxy statement for that meeting must submit the proposal to the Company’s corporate secretary.  The proposal must be received no later than 5:00 p.m. Central Time on March 20, 2012, which is 120 calendar days prior to the anniversary of this year’s mailing date, and must otherwise comply with applicable SEC rules for inclusion in the Company’s 2012 proxy statement.

Stockholders who wish to propose a matter for action at the 2012 annual meeting, including the nomination of directors, but who do not wish to have the proposal included in the proxy statement, must notify Crown Crafts in writing of the information required by the provisions of the Company’s bylaws relating to stockholder proposals.  Under the Company’s bylaws, for proposed business to be considered at such meeting, a stockholder must notify the Company’s corporate secretary of any proposals in writing not less than 90 days in advance of such meeting or, if later, the seventh day following the first public announcement of the date of such meeting.

Stockholder proposals may be submitted to the corporate secretary of Crown Crafts at the following address:  Crown Crafts, Inc., P.O. Box 1028, Gonzales, Louisiana 70707, Attn.: Corporate Secretary.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports and proxy statements with respect to two or more stockholders sharing the same address by delivering a single copy of each addressed to those stockholders.  This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.  It is anticipated that a number of brokers with account holders who are stockholders of the Company will be householding the Company’s annual report and this proxy statement.  If you receive notice from your broker that it will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent.  If you wish to receive a separate copy of the Company’s annual report or proxy statement currently or in the future, or if you are receiving multiple copies and wish to receive only one, please notify your broker or notify us by sending a written request to Crown Crafts, Inc., P.O. Box 1028, Gonzales, Louisiana 70707, Attn.: Corporate Secretary, or by calling (225) 647-9100.

Crown Crafts, Inc.

IMPORTANT ANNUAL MEETING INFORMATION

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Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on August 9, 2011.

Vote by Internet

- Log on to the Internet and go to **http://proxy.georgeson.com/**
- Follow the steps outlined on the secured website.

Vote by telephone

- Call toll free 1-877-456-7915 within the USA, US territories & Canada any time on a touch tone telephone. There is **NO CHARGE** to you for the call.
- Follow the instructions provided by the recorded message.

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors: Class III nominees:
01 - Donald Ratajczak
02 - Patricia Stensrud

☐ **FOR** all nominees listed above (except as marked to the contrary to the right)

☐ **WITHHOLD AUTHORITY** to vote for all nominees listed above

☐ Instructions: To withhold authority to vote for any individual nominee(s), write the name(s) of such nominee(s) in the space provided below. If this Proxy is executed by the undersigned in such manner as not to withhold authority to vote for the election of any nominee, this Proxy will be deemed to grant such authority.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

PLEASE DATE AND SIGN name(s) exactly as shown on this proxy card. When joint tenants hold shares, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership or other non-corporate entity, please sign in full partnership or entity name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

C 1234567890 JNT

1 U P X 1 1 9 4 6 4 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Crown Crafts, Inc.

Proxy — CROWN CRAFTS, INC.

ANNUAL MEETING OF STOCKHOLDERS — AUGUST 9, 2011
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, having received the Notice of Annual Meeting and Proxy Statement dated July 18, 2011, revoking any proxy previously given, hereby appoint(s) **E. Randall Chestnut** and **Olivia W. Elliott** as proxies (each with the power to act alone and with the power of substitution and revocation) to represent the undersigned and to vote, as designated below, all shares of Series A common stock of Crown Crafts, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on August 9, 2011, at the Company's headquarters, 916 South Burnside Avenue, Gonzales, Louisiana 70737, at 10:00 a.m., Central Daylight Time, and at any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" ALL NOMINEES FOR DIRECTOR AND IN THE DISCRETION OF THE NAMED PROXIES ON ALL OTHER MATTERS.